PARK-OHIO INDUSTRIES, INC.

as Issuer,

91/4% SENIOR SUBORDINATED NOTES DUE 2007,

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 19, 2004

WELLS FARGO BANK, N.A.
(as Successor by consolidation with Norwest Bank Minnesota, National Association),

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of November 19, 2004 (this “Supplemental Indenture”), between PARK-OHIO INDUSTRIES, INC., an Ohio corporation (the “Issuer”) and WELLS FARGO BANK, N.A. (as successor by consolidation with Norwest Bank Minnesota, National Association), as trustee (the “Trustee”), to the indenture, dated as of June 2, 1999, between the Issuer and the Trustee (the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 91/4% Senior Subordinated Notes due 2007 (the “Notes”) of the Issuer;

WHEREAS, there is currently outstanding under the Indenture $199,930,000 in aggregate principal amount of the Notes;

WHEREAS, Section 8.02 of the Indenture provides that the Issuer and the Trustee may, with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture;

WHEREAS, the Issuer has offered to purchase (the “Offer”) all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated November 9, 2004 (the “Offer to Purchase”), and the accompanying Consent and Letter of Transmittal, as the same may be further amended, supplemented or modified;

WHEREAS, the Offer contemplates the proposed amendments to the Indenture (the “Proposed Amendments”) set forth herein and a supplemental indenture in respect of the Proposed Amendments being executed and delivered, with the operation of such Proposed Amendments being subject to, among other things, the acceptance for payment by the Issuer of the Notes comprising the Requisite Consents tendered pursuant to the Offer and the occurrence of the Settlement Date (as defined in the Offer to Purchase) following the Consent Date (as defined in the Offer to Purchase);

WHEREAS, the Issuer has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments;

WHEREAS, the Issuer has been authorized by a resolution adopted by its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law, the Indenture and the articles of incorporation and code of regulations of the Issuer to execute and deliver this Supplemental Indenture, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Issuer and the Trustee hereby agree as follows:

Section 1. Deletion of Certain Provisions

The Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase “Intentionally Omitted,” and any and all references to such sections, any and all obligations thereunder and any Event of Default under the Indenture related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

•	Section 4.02 (SEC Reports);

•	Section 4.04 (Compliance Certificate);

•	Section 4.05 (Taxes);

•	Section 4.06 (Limitation on Additional Indebtedness);

•	Section 4.07 (Limitation on Preferred Stock of Subsidiaries);

•	Section 4.09 (Limitation on Restricted Payments);

•	Section 4.11 (Limitation on Transactions with Affiliates);

•	Section 4.12 (Limitation on Liens);

•	Section 4.13 (Limitation on Other Senior Subordinated Indebtedness);

•	Section 4.14 (Limitation on Sale and Lease-back Transactions);

•	Section 4.15 (Payment for Consents);

•	Section 4.16 (Corporate Existence);

•	Section 4.18 (Maintenance of Office or Agency);

•	Section 4.19 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries); and

•	Section 9.04 (Conditions to Legal Defeasance or Covenant Defeasance).

Section 2. Other Amendments to the Indenture —

(a) All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 1 of this Supplemental Indenture are hereby deleted.

(b) The definition of any defined term used in the Indenture, where such definition is set forth in any of the sections or subsections that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture after the amendments hereby become effective, shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

(c) Section 6.01 (Events of Default) shall be modified to reflect the deletion of the sections and clauses referred to in Section 1 of this Supplemental Indenture.

(d) Section 3.03 of the Indenture is hereby amended and restated in its entirety as follows:

“Section 3.03. Notice of Redemption.

At least three Business Days, and no more than 60 days, before a Redemption Date, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.03 hereof.

The notice shall identify the Notes to be redeemed (including the CUSIP number(s) thereof) and shall state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of Section 3.07 hereof pursuant to which the Notes called for redemption are being redeemed; and

(8) the aggregate principal amount of Notes that are being redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.”

Section 3. Effect and Operation of Supplemental Indenture

This Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, but, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, this Supplemental Indenture shall not be operative until the Company has accepted for payment all of the Notes validly tendered pursuant to the Offer on the Settlement Date following the Consent Date. If the Offer is terminated or withdrawn, or the Notes are not accepted for payment for any reason, this Supplemental Indenture will not become operative.

Section 4. Reference to and Effect on the Indenture

(a) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 5. Governing Law

This Supplemental Indenture shall be construed and enforced in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the New York General Obligation Law, without regard to the conflicts of laws principles thereof.

Section 6. Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

Section 7. Trustee Disclaimer

The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 8. Counterparts and Method of Execution

This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 9. Titles

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

Section 10. Severability

In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11. Benefits of Supplemental Indenture

Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors and other than the Noteholders, any benefit of any legal or equitable right, remedy or claim.

Section 12. Successors

All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

PARK-OHIO INDUSTRIES, INC.

By: /s/ Robert D. Vilsack

Name: Robert D. Vilsack Title: Secretary and General Counsel

WELLS FARGO BANK, N.A.

By: /s/ Timothy P. Mowdy

Name: Timothy P. Mowdy Title: Assistant Vice President